Exhibit 10.7
“COPA CODESHARE” AIR SERVICE AGREEMENT
AGREEMENT made as of the 1st day of July, 2005, by and between COMPANIA PANAMENIA DE AVIACION, S.A. (“Copa”), a Panamanian Sociedad Anonima (Corporation) having a principal place of business at Avenida Justo Arosemena y Calle 39, Panama, Republic of Panama and GULFSTREAM INTERNATIONAL AIRLINES, INC. (“Gulfstream”), a Florida corporation having its principal place of business at 1815 Griffin Road, Suite 400, Dania, FL 33004.
WITNESSETH:
     WHEREAS, Copa holds a valid and effective FAR Part 129 Air Carrier Operating Certificate authorizing it to engage in air transportation of persons, property and is an air carrier providing scheduled domestic and international air transportation; and
     WHEREAS, Gulfstream holds a valid and effective FAR Part 121 Air Carrier Operating Certificate, authorizing it to engage in air transportation of persons, property and is an air carrier providing scheduled domestic and international air transportation; and
     WHEREAS, Copa and Gulfstream desire to increase the flow of air passenger traffic on aircraft operated by both carriers and increase the quantity and quality of air service available to the traveling public by entering into a cooperative relationship that will include the code sharing of flights, through check-in, special prorate arrangements for passengers, frequent flyer program participation, joint sales and marketing programs and other mutually agreed to agreements.
     NOW, THEREFORE, it is agreed as follows:
ARTICLE 1 OPERATION OF SHARED CODE SEGMENTS
1.01	USE OF COPA MARKS
Copa hereby grants to Gulfstream a limited, nonexclusive, nontransferable right and license to use the Copa trademarks and logos identified on Exhibit A (the “Copa Marks”) solely for the operation, upon the terms and conditions set forth in this Agreement, of a duly authorized scheduled air service between the city pairs listed in Exhibit B.
Notwithstanding the foregoing, it is understood and agreed that all logos, trademarks, service marks and tradenames of Copa (including the Copa Marks) shall be and at all times remain the exclusive property of Copa; and Gulfstream agrees that if any right, title or interest in or to the logos, trademarks, service marks and tradenames of Copa become vested in Gulfstream (by operation of law or otherwise) by reason of this Agreement or any act of the parties thereto, Gulfstream shall hold the same in trust for Copa and shall, at the request of Copa, forthwith unconditionally assign any such right, title or interest to Copa. Gulfstream agrees that it shall not, without the prior written consent of Copa, use in any advertising, publicity or otherwise, Copa’s name or its logos, trademarks, service marks and tradenames, or any abbreviation, contraction or immulation therefor; provided, that Copa acknowledges that information regarding the codeshare relationship in form and substance satisfactory to both parties will be disseminated in CRSs, reservation systems and airline guide displays.
1.02	SERVICE DESCRIPTION
     (a) Shared Code Segments. To the extent permitted by applicable laws, Copa will place its code on flights operated by Gulfstream between the city-pair locations indicated on Exhibit B hereto (the “Shared Code Segments”). To the extent permitted by applicable law, the carriers will explore the possibility of code sharing on additional mutually agreed to segments. Gulfstream may utilize any designator code for local traffic on the Shared Code Segments, but shall have no right to place the Gulfstream designator code on flights operated by Copa. Except as expressly set forth herein, neither carrier shall have an obligation to extend Shared Code Segments to other routes or to maintain operations of its aircraft on any routes and no such obligation can be created by any oral statements or representations or course of dealing by a carrier, but only by an express written agreement. Copa will place its “CM” designator code on the flights operated as Shared Code Segments. The carriers shall meet together at least every six months that this Agreement is in effect to discuss the appropriateness of expanding or contracting the list of city pairs on Exhibit B.
     (b) The times of operation of the Shared Code Segments shall be scheduled by Gulfstream so as to attempt to maximize convenient connections to/from Copa’s flights. Gulfstream will attempt to comply with all reasonable requests by Copa, to, in any way, adjust the flight frequencies or city pairs, or both, of the Shared Code Segments as operated pursuant to Exhibit B.
     (c) Copa shall be responsible for inputting all schedule changes for Copa’s flights (including the Shared Code Segments), which shall be made in Copa’s normal course of business. However, Copa may, by mutual agreement with Gulfstream, delegate certain of those functions and responsibilities to Gulfstream for Shared Code Segments operated by Gulfstream. Such schedule changes will be included in the information sent to the OAG. Gulfstream shall transmit via facsimile or e-mail to Copa’s Schedule Department, a summary of the planned Shared Code Segments schedule changes as soon as they are known.
     (d) All aircraft used by Gulfstream to operate the Shared Code Segments shall comply with the applicable portions of Parts 298 and 25 of the Economic Regulations of the Department of Transportation (“DOT”) and Part 121 of the Federal Aviation Regulations, or their successor regulations as applicable. Further, Gulfstream shall advise Copa of any contemplated change in aircraft types not less than sixty (60) days prior to such change.
(e) Gulfstream shall permit Copa to inspect Gulfstream’s maintenance and flight operations activities at any reasonable time and, from time to time, and shall promptly address any concerns of Copa brought to the attention of Gulfstream’s Flight Operations, Ground Operations, Maintenance and Safety Departments in those areas.
1.03	STANDARDS OF SERVICE
Gulfstream shall perform its service with respect to the Shared Code Segments in a nondiscriminatory manner, and shall provide the same standard of in-flight service to codeshared Copa passengers as it provides to its own passengers traveling in the same class of service, and shall perform its service with respect to its flights operated under the Copa code in a timely, expert and quality manner. Without limitation, Gulfstream shall maintain its aircraft in an airworthy, clean, attractive and comfortable condition and strive to maintain a completion factor of at least 97% (without considering delays caused by air traffic control or weather). Gulfstream agrees that, in conducting flight operations under the Copa code, it will employ prudent safety and loss prevention policies in accordance with applicable laws, rules and regulations.
On a monthly basis Gulfstream shall provide to Copa a summary of the operating statistics for the Shared Code Segments including flight specific information such as on-time performance, completion factor, bumped passengers and baggage delivery information to allow Copa to monitor the quality of service being provided its passengers on the Shared Code Segments.
ARTICLE 2 GROUND AND OTHER SUPPORT SERVICES AND FACILITIES
2.01	GENERAL
Copa and Gulfstream shall provide such support services, equipment and facilities for the Shared Code Segments as are provided for in this Article 2.
2.02	RESERVATIONS SERVICES
Copa will handle reservations for Copa passengers on the Shared Code Segments in the same manner and within the same standards that Copa utilizes to handle its own reservations for other flights.
2.03	COMPUTERIZED RESERVATIONS AND RELATED ARRANGEMENTS
     (a) Gulfstream will be responsible for controlling its Shared Code Segment seat inventory for sale through the Continental Shares System (“SHARES”).

     (b) Gulfstream shall provide Copa in a timely manner such tariff, schedule, availability, fare, flight movement, bulkout, sales and other information as reasonable required to carry out the reservations, sales, invoicing, audit planning and other services to be performed under this Agreement.
2.04	OPERATIONS
     (a) Gulfstream will provide accurate updates of its flights planned and actual departure and arrival times (including updates of irregularities) in SHARES as soon as the planned flight schedule is changed, or the flight departs or arrives, or suffers an irregularity.
     (b) Gulfstream will be solely responsible for, and Copa will have no obligations or duties with respect to, the dispatch of Gulfstream’s flights. For the purposes of this Section, the term flight dispatch will include, but will not be limited to, all planning of aircraft itineraries and routings, fueling and flight release.
          ©Gulfstream hereby represents, warrants and agrees that all air transportation services performed, including the maintenance of aircraft and engines, pursuant to this Agreement or otherwise shall be conducted in full compliance with all applicable statutes, orders, rules, regulations and notifications, whether now in effect or hereafter promulgated, of all governmental agencies having jurisdiction over Gulfstream’s operations, including, but not limited to, the Federal Aviation administration (“FAA”), the Department of Defense (“DOD”), and the DOT. Gulfstream’s compliance with such governmental statutes, orders, rules, regulations and notifications will be the sole and exclusive obligation of Gulfstream, and Copa will have no obligation, responsibility, or liability, whether direct or indirect, with respect to such matters.
2.05	STATION FACILITIES, EQUIPMENT AND GROUND SUPPORT SERVICES
     (a) Copa will provide, at no cost to Gulfstream unless otherwise stated herein, ATO check-in and ticketing services for Copa’s passengers on Shared Code Segments needing check-in or ticketing at the ticket counters. Copa will direct Shared Code Segment passengers to Gulfstream’s boarding gate location. Each party will deliver checked baggage of Shared Code Segment passengers to the other at the respective aircraft loading point for each party or at a mutually agreed transfer point(s).
     (b) Gulfstream will provide or arrange for the following services, equipment and facilities at the airports listed on Exhibit B as such list may be amended by mutual agreement from time to time (the “Feeder Airports”) at its own cost unless otherwise stated herein:
          (1) Security screening of all Shared Code Segment passengers at their originating Feeder Airports in accordance with FAA rules applicable to passengers connecting to Copa flights.
          (2) All ground services, equipment and facilities, except for any specific items Copa has agreed to provide.
          (3) All required government approvals, route authorities, licenses, and the like that may be required by United States and/or foreign governments for service to/from the Feeder Airports.
     (c) Gulfstream personnel will be responsible for all functions including maintenance and repair relating to Feeder Air Service flights at gates and associated ramp areas utilized by Gulfstream at the Feeder Airports for the accommodation of Gulfstream’s Feeder Air Service flights.
2.06	CONDITIONS OF CARRIAGE; IRREGULARITIES; SALES & PROMOTION
     (a) In all cases, the contract of carriage between a passenger and a carrier will be that of the carrier whose code is designated on the ticket. Copa and Gulfstream shall each cooperate with the other in the exchange of information necessary to conform each carrier’s contract of carriage to reflect service offered by the other carrier. Nothing in this subsection shall require either carrier to adopt the practices or implement the services of the other carrier.
     (b) The carriers will use existing ACH procedures when handling and settling claims made by customers in connection with Shared Code Segments.
     (c) In the event of flight delays, cancellations or other schedule irregularities that affect Shared Code Segments, Gulfstream will inform Copa of all pertinent information concerning an irregularity for customer information purposes.
     (d) The parties agree that they will cooperate in all available ways to accommodate passengers experiencing flight irregularities (including, but not limited to, schedule changes, flight cancellations, delayed flights, flight interruptions and delayed, damaged, pilfered or lost baggage) and that neither will forebear from providing such assistance because the other may have been responsible for the flight irregularity. In the event of a flight irregularity, the carrier causing or experiencing the irregularity shall bear all related costs (including costs of the other carrier) associated with accommodating the passengers who have been affected by such flight irregularity. The carriers will review existing procedures for handling flight irregularities and accommodating interline passengers with respect thereto and handling over sales situations to determine their adequacy for the purposes of this Agreement and will make such mutually agreed to adjustments in existing procedures as they find necessary or appropriate to provide coordinated irregularity handling. In the absence of such agreement, the written policies and procedures of the carrier whose designator code is indicated on the ticket will be followed.
     (e) Copa may at its own discretion include in its public timetables all of the scheduled Shared Code Segment provided by Gulfstream pursuant to this Agreement, along with appropriate notations showing that the services are flights operated by Gulfstream as an independent contractor. All such references in Copa’s public timetable shall also contain notations indicating that use of the name “Copa” or any other Copa Marks by Gulfstream is pursuant to a limited trademark license from Copa.
     (f) Gulfstream is authorized to, and shall, issue boarding passes to those passengers checking in at the Feeder Airports who are ticketed for CM* flights.
     (g) To the extent permitted by law, the parties will work to develop and implement mutually agreeable joint sales and marketing programs to help promote the alliance relationship and increase revenues from same. Details of joint program development, charges for inclusion therein and the individual components thereof will be negotiated and mutually agreed between the carriers. The parties will conduct semiannual joint sales and marketing meetings to discuss possible sales and marketing programs and strategies.
     (h) The parties will agree to report and search for Copa and Gulfstream lost baggage in accordance with each carrier’s policies and procedures. Each party agrees to promptly report any claims for lost or missing baggage of the other party’s passengers to the other party. The prorate and other terms for lost and/or damaged baggage shall be handled in accordance with standard IATA procedures.
ARTICLE 3 PASSENGER FARES
3.01	PASSENGER FARES

     (a) Copa shall establish and maintain through passenger fares governing travel between all of the Feeder Airports on the one hand and, on the other hand, marketable points on Copa’s system.
     (b) Copa shall also have the right to establish a file for approval with the appropriate U.S. foreign governments through passenger fares, governing travel between all of the Feeder Airports on the one hand and, on the other hand, points on Copa’s system.
3.02	DIVISION OF JOINT PASSENGER FARES
All passenger fares established pursuant to Section 3.01 shall be divided between Copa and Gulfstream as provided in Exhibit C.
ARTICLE 4 LIABILITY, INDEMNIFICATION AND INSURANCE
4.01	INDEPENDENT CONTRACTORS
     (a) The employees, agents, and/or independent contractors of Gulfstream engaged in performing any of the services Gulfstream is to perform pursuant to this Agreement shall be deemed to be employees, agents or independent contractors of Gulfstream for all purposes, and under no circumstances shall be deemed to be employees, agents or independent contractors of Copa. In its performance under this Agreement, Gulfstream shall act, for all purposes, as an independent contractor and not as an agent of Copa. Copa shall have no supervisory power or control over any employees, agents or independent contractors engaged by Gulfstream in connection with its performance hereunder, and all complaints or requested changes in procedures shall, in all events, be transmitted by Copa to a designated officer of Gulfstream. Nothing contained in this Agreement is intended to limit or condition Gulfstream’s control over its operations or the conduct of its business as an air carrier.
     (b) The employees, agents, and/or independent contractors of Copa engaged in performing any of the services Copa is to perform pursuant to this Agreement shall be deemed to be employees, agents, and independent contractors of Copa for all purposes, and under no circumstances shall be deemed to be employees, agents or independent contractors of Gulfstream. In its performance under this Agreement, Copa shall act, for all purposes, as an independent contractor and not as an agent of Gulfstream. Gulfstream shall have no supervisory power or control over any employees, agents or independent contractors engaged by Copa in connection with its performance hereunder, and all complaints or requested changes in procedures shall, in all events, be transmitted by Gulfstream to a designated officer of Copa. Nothing contained in this

Agreement is intended to limit or condition Copa’s control over its operations or the conduct of its business as an air carrier.
4.02	UNAUTHORIZED OBLIGATIONS
     (a) Nothing in this Agreement authorizes Copa to make any contract, agreement, warranty, or representation on Gulfstream’s behalf, or to incur any debt or obligation in Gulfstream’s name (“Gulfstream Unauthorized Obligation”); and Copa hereby agrees to defend, indemnify, save, release and hold Gulfstream, its officers, directors, employees and agents harmless from any and all liabilities claims, judgments and obligations which arise as a result of or in connection with, or by reason of any such Gulfstream Unauthorized Obligation made by Copa, its officers, directors, employees, agents or independent contractors in the conduct of Copa’s operations.
     (b) Nothing in this Agreement authorizes Gulfstream to make any contract, agreement, warranty, or representation on Copa’s behalf, or to incur any debt or obligation in Copa’s name (“Copa Unauthorized Obligation”); and Gulfstream hereby agrees to defend, indemnify, save, release and hold Copa, its officers, directors, employees and agents harmless from any and all liabilities, claims, judgments and obligations which arise as a result of or in connection with, or by reason of any such Copa Unauthorized Obligation made by Gulfstream, its officers, directors, employees, agents or independent contractors in the conduct of Gulfstream’s operations.
     (c) The fact that Gulfstream’s operations may be conducted under Copa’s Marks and listed under the CM designator code will not affect their status as flights operated by Gulfstream for purpose of this Agreement or any other agreement between the parties. Further, both parties acknowledge that the Shared Code Segments are flights operated by Gulfstream and both parties agree to advise passengers and all third parties of Gulfstream’s operation of these flights as required by applicable law, rule, or regulation.
4.03	INDEMNIFICATION AND INSURANCE
     (a) Each party, with respect to its own employees, accepts full and exclusive liability for the payment of worker’s compensation and/or employer’s liability insurance premiums with respect to such employees, and for the payment of all taxes, contributions or other payments for unemployment compensation or old age benefits, pensions or annuities now or hereafter or imposed upon employers by the government of the United States or by any state or local governmental body with respect to such employees measured by the wages, salaries, compensation or other. remuneration paid to such employees, or otherwise, and each party further agrees to make such payments and to make and file all reports and returns, and to do everything necessary to comply with the laws imposing such taxes, contributions or other payments.
     (b) Gulfstream hereby assumes liability for and agrees to indemnify, release defend, protect, save and hold Copa, its officers, directors, agents, and employees harmless from and against any and all liabilities, damages, expenses, losses, claims, demands, suits, fines, or judgments, including but not limited to attorneys’ and witnesses’ fees, costs and, expenses incident thereto, collectively “Claims” which may be suffered by, accrued against, be charged to or be recovered from Copa, its officers, directors, employees or agents, by reason of (I) any injuries to or deaths of persons or the loss of, damage to, or destruction of property, including the loss of use thereof, (ii) infringement of Copa’s logos, trademarks, service marks or tradenames (including the Copa Marks) arising out of, in connection with, or in any way related to any act, error, omission, operations, performance or failure of performance of Gulfstream or its officers, directors, employees or agents which is in any way related to the services of Gulfstream contemplated by or provided pursuant to this Agreement, except to the extent any such Claims are caused by the gross negligence or willful misconduct of Copa, its officers, directors, employees or agents. Copa will give Gulfstream prompt and timely notice of any claim made or suit instituted against Copa which in any way results in indemnification hereunder, and Gulfstream will have the right to compromise or participate in the defense of same to the extent of its own interest.
     (c) Copa hereby assumes liability for and agree to indemnify, release, defend, protect, save and hold Gulfstream, its officers, directors, agents, and employees harmless from and against any and all liabilities, damages, expenses, losses, claims, demands, suits, fines or judgments, including but not limited to attorneys’ and witnesses’ fees, costs and expenses incident thereto, collectively “Claims” which may be suffered by, accrued against, be charged o or be recovered from Gulfstream, its officers, directors, employees or agents, by reason of any injuries to or deaths of persons or the loss of, damage to, or destruction of property, including the loss of use thereof, occurring while such persons or property are under the control or in the custody of, or being transported by Copa arising out of, in connection with, or in any way related to any act, error, omission, operation, performance or failure of performance of Copa or its officers, directors, employees or agents which is in any way related to the services of Copa contemplated by or provided pursuant to this Agreement, except to the extent any such Claims are caused by the gross negligence or willful misconduct of Gulfstream, its officers, directors, employees or agents, Gulfstream will give Copa prompt and timely notice of any claim made or suit instituted against Gulfstream which in any way results in indemnification hereunder, and Copa will have the right to compromise or participate in the defense of same to the extent of its own interest.

     (d) Each party agrees that it will hold the other party harmless from any out-of-pocket losses and damages, including but not limited to service and communications interruptions, attributed directly or indirectly to electronic date recognition related system failures (“Y2K”) of its computer systems, internal operating systems and equipment. Copa and Gulfstream agree that they will share information on their respective plans to become Y2K compliant, and that each will make good faith efforts to bring its computer systems, internal operating systems and equipment into Y2K compliance, including. developing a plan to implement the changes necessary to become Y2K compliant.
     (e) During the term of the Agreement, Gulfstream agrees to maintain Comprehensive Aviation Liability insurance with limits of at least $200,000,000.00 (two hundred million dollars) per occurrence or such higher limits as Gulfstream may have in effect during the term of this Agreement. Such insurance policies shall be with an insurance company or companies that are rated at least A- (excellent) by A.M. Best Company, or an equivalent rating bureau, and satisfactory to Copa, and which at a minimum shall:
          (1) Name Copa, its directors, officers, employees, agents and representatives as additional Insureds,
          (2) Contain a Breach of Warranty Clause in favor of Copa and the other Additional Insureds, insuring Copa’s and their interests regardless of any breach or violation by Gulfstream of any warranties, declarations or conditions contained in such policies,
          (3) Contain a Waiver of Subrogation Clause in favor of Copa and the other Additional Insureds, to the extent Gulfstream has waived its rights against Copa under this Agreement,
          (4) Contain a Cross Liability Clause, providing Copa and each of the other Additional Insureds the benefit of all of the provisions of the policy, except the limits of liability, in the same manner as if there were a separate policy covering each insured,
          (5) Specifically state that the indemnification agreement stated in (b) above is insured as a contractual obligation of Gulfstream’s insurers,
          (6) Contain a provision requiring Gulfstream’s insurers to provide Copa with a written notice of any cancellation or adverse material change in such insurance and providing that the same shall not be effective as to the benefit and/or interest of Copa or any of the other Additional Insureds for thirty (30) days after written notice of such cancellation or adverse material change is received by Gulfstream and Copa, and
          (7) Contain a provision stating that Gulfstream’s liability policy is primary without a right of contribution from any policy carried by Copa.
          (8) Contain a Date Recognition Limited Coverage Write-Back clause or endorsement, in the event Gulfstream’s insurance policy contains a Date Recognition Exclusion clause.
     (f) Gulfstream agrees to furnish Copa, in a timely manner, and not later than the expiration date of each respective policy, with certificates of insurance evidencing its maintaining and renewal of the insurance required under (e) above.
ARTICLE 5 EFFECTIVE DATE, TERMINATION AND CANCELLATION
5.01	EFFECTIVE DATE AND TERM
     (a) This Agreement will become effective as of July 1st, 2005, and will continue in effect for a term of one (1) year (expires July 1st, 2006), unless terminated or canceled at an earlier date pursuant to one or more of the provisions of this Article 5.
     (b) In the event there is any change in the statutes governing the economic regulation of air carriers, or in the applicable rules, regulations or orders of the DOT or other successor agency or department of the government having jurisdiction over air transportation by Gulfstream or Copa which change or materially affects the rights and/or obligations presently in force with respect to the air transportation services of Copa or Gulfstream, or both, or in the event the CM designator code cannot for any reason be used as contemplated under this Agreement, then the parties will consult, within thirty (30) days after any of the occurrences described herein, in order to determine what, if any, changes to this Agreement are necessary or appropriate, including but not limited to the early termination and cancellation of this Agreement. If the parties hereto are unable to agree whether any change or changes to this Agreement are necessary and proper, or as to the terms of such changes, or whether this Agreement should be canceled in light of the occurrences described above, and such failure to reach agreement shall continue for a period of thirty (30) days following the commencement of the consultations provided for by this Section, then this Agreement may be canceled by either Copa or

Gulfstream immediately upon providing the other party written notice of such cancellation.
     (c) If the services of the Airlines Clearing House are withdrawn as to either party, or if either party suspends or is required to suspend all or any material part of its operations for any safety reason, the other party may terminate this Agreement upon five (5) days prior written notice.
5.02	TERMINATION
In addition to the foregoing provision of this Article:
     (a) If one party (the “Defaulting Party”) becomes insolvent or fails to pay debts as they become due; or if the Defaulting Party takes any steps leading to its cessation as a going concern; makes an assignment for the benefit of creditors or a similar disposition of the assets of the business; or if the Defaulting Party either ceases or suspends operations for reasons other than force majeure, then the other party (the “Insecure Party”) may immediately terminate this Agreement on notice to the Defaulting Party unless the Defaulting Party immediately gives adequate assurance of the future performance of this Agreement by establishing an irrevocable letter of credit, issued by a U.S. bank acceptable to the Insecure Party, on terms and conditions acceptable to the Insecure Party, and in an amount sufficient to cover all amounts potentially due from the Defaulting Party under this Agreement. Such letter of credit may be drawn upon by the Insecure Party if the Defaulting Party does not fulfill its obligation under this Agreement in a timely manner.
If bankruptcy proceedings are commenced with respect to either party (“Bankrupt Party”) and if this Agreement has not otherwise terminated, then the non-bankrupt party may suspend all further performance of this Agreement until the Bankrupt Party assumes or rejects this Agreement pursuant to Section 365 of the Bankruptcy Code or any similar or successor provision. Any such suspension of further performance by the non-bankrupt party pending the Bankrupt Party’s assumption or rejection will not be a breach of this Agreement and will not affect the non-bankrupt party’s right to pursue or enforce any of its rights under this Agreement or otherwise.
     (b) If either party shall fail to perform, keep, and observe any of the terms, covenants or conditions herein contained on the part of such party to be performed, kept or observed (other than insurance requirements or any other condition or requirement, noncompliance with which is specifically covered under any other subsection of this Article 5), the other party may give notice in writing to correct the condition or cure the default and, if the condition or default continues for thirty (30) days after the receipt of notice by the defaulting party and, if within that thirty (30) day period the defaulting party has not prosecuted with due diligence and corrected the condition or default, the other party may then terminate this Agreement upon thirty (30) days prior written notice, and this Agreement shall thereupon cease and expire at the end of such thirty (30) days in the same manner and with the same effect as if it were the expiration of the original term.
     (c) Either party may, upon 30 days prior written notice to the other party, terminate this Agreement without cause and for any reason, with the effective termination date to be the 181st day after the giving of such notice.
     (d) Any early termination or cancellation of this Agreement based on one or more of the provisions of this Article 5 shall not be construed so as to relieve any party hereto of any debts or monetary obligations to any other party that shall have accrued hereunder prior to the effective date of such termination or cancellation.
     (e) Upon termination of this Agreement for any reason, Gulfstream’s right to use the Copa Marks granted herein will immediately terminate, and Gulfstream will have no further right to use such Copa Marks in any way. Further, Gulfstream will at its sole cost and expense within seven (7) days of termination of this Agreement remove all Copa Marks from its aircraft, its ground vehicles, the uniforms of its personnel, its facilities and from any and all other equipment and/or supplies controlled or formerly controlled by Gulfstream.
5.03	FORCE MAJEURE
     Except with respect to the performance of a party’s payment obligations, neither Copa nor Gulfstream shall be liable for any failure to perform any provision of this Agreement if such failure is due to causes beyond its control, including, but not limited to, acts of God, acts of terrorism or hostilities, court order, fire, floods, epidemics, weather, quarantine, strikes or labor difficulties. In the event any such cause substantially prevents one party’s performance of this Agreement for a period of two (2) months or more, the other party may terminate this Agreement on sixty (60) days prior written notice.
ARTICLE 6 TAXES
     Each of Gulfstream and Copa shall be responsible for and agree to pay all taxes, fees, levies, imports, duties, charges and withholdings of any nature (together with any and all fines, penalties, additions to tax and/or interest thereof or computed by reference thereto) (individually, a “Tax” and collectively, “Taxes”) which are imposed by any government, governmental organization which are imposed on such party’s sale, delivery, use of materials, equipment or facilities or performance of services under this Agreement or such party’s performance of its respective obligations under this Agreement.

     Neither party shall be required by the foregoing paragraph to be responsible for any Taxes which are imposed by any government, governmental subdivision or other taxing authority of or in the United States or any foreign jurisdiction and which are based on or measured by the net income, capital or net worth of the other party.
ARTICLE 7 SUCCESSORS AND ASSIGNS
     Successors and Assigns. Neither carrier may assign its rights or delegate its duties under this Agreement without the prior written consent of the other carrier, and any such purported assignment or delegation shall be void. This Agreement shall be binding on the lawful successors of each carrier.
ARTICLE 8 MISCELLANEOUS
8.01	MEDIA COMMUNICATIONS
The corporate communications functions and personnel of Gulfstream and Copa will operate independently but in coordination with respect to “Copa” joint marketing objectives. It is agreed that the carriers will exchange provisions concerning emergency response procedures to facilitate effective handling of any accident or flight or ground incident involving the death of any person(s) or threat or injury or potential injury to persons or property on Shared Code Segments. The parties shall coordinate prior to the release of any information making official statements regarding any aircraft accident or incident.
8.02	ARBITRATION
     Except for disputes, claims, or controversies arising out of Articles 5, 7 and 9 of this Agreement, any dispute, claim or controversy (“dispute”) between the parties arising out of or in connection with this Agreement, its interpretation, performance, termination or alleged breach, shall be resolved according to the terms of this Agreement and the governing law as specified in Article 11 below. Upon the request of either party hereto, such disputes shall be submitted to arbitration and finally resolved under the American Arbitration Association (“AAA”) Arbitration Rules and Procedures, including, without limitation, the selection of the panel of arbitrators who shall have the experience in the field of United States commercial airline management. Each party covenants to cooperate in any such proceeding.
The decision of the tribunal selected to conduct the arbitration (determined by majority vote of the members) shall be final, binding and nonappealable and shall be carried out voluntarily and without delay by each of the parties hereto. Failing this, the decision of the tribunal may be enforced in any court having jurisdiction over the party against whom enforcement is sought. The prevailing party in the arbitration shall recover its costs, including reasonable attorneys’ fees, from the other party.
8.03	WAIVERS

No failure by either party to exercise, or delay in exercising, any right, power or remedy, and no course of dealings between the parties shall constitute a waiver of such right, power or remedy. No waiver by either party or any default, misrepresentation or breach of warranty, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach. No waiver shall be valid unless in writing.
Notwithstanding the foregoing, neither party shall recover costs or enforce monetary penalties or incentive payments to which it is entitled by the terms of this Agreement if the party seeking such recovery or enforcement either knew or, with reasonable due diligence, should have know of the facts or conditions giving rise to its claim and failed to notify the other party in writing within twelve (12) months thereafter.
ARTICLE 9 CONFIDENTIALITY
A. Except as required by law or in any proceeding to enforce the provisions of this Agreement, Copa and Gulfstream hereby agree not to publicize or disclose to any third party the terms or conditions of this Agreement or any of the Related Agreements without the prior written consent of the other parties thereto.
B. For purposes of this Agreement, confidential information, whether oral, written or in any other form is that information which pertains to the business, marketing, or operational plans or procedures of the disclosing party and which should reasonably be understood by the receiving party by the circumstances of disclosure or by the nature of the information itself, to be proprietary and confidential to the disclosing party. Except as required by law or in any proceeding to enforce the provision of this Agreement, Copa and Gulfstream hereby agree to use confidential information solely for purposes related to the performance of services under this Agreement and further agree not to disclose to any third party any confidential information received from the other party without the prior written consent of the party providing such confidential information or data. The foregoing restrictions for the use and/or disclosure of confidential information shall not apply to information:
     1. publicly known at the time such information was communicated by the disclosing party to the receiving party; or
     2. becomes publicly known through no fault of the receiving party subsequent to the disclosure of such information; or
     3. was in the receiving party’s possession, free of any obligation of confidence at the time of the disclosing party’s communication to the receiving party; or
     4. is developed by the receiving party independently of and without reference to the disclosing party’s confidential information or other information that the disclosing party communicated in confidence to any third party; or
     5. is rightfully obtained by the receiving party from third parties authorized to make such disclosure without restriction; or
     6. is identified by the disclosing party as no longer proprietary or confidential.
C. If either party is served with a subpoena or other process requiring the production or disclosure or any of the agreements, information or data described in paragraph A or B above, then the party receiving such subpoena or other process, before complying with such subpoena or other process, shall immediately notify the other party of same and permit said other party a reasonable period of time to intervene and contest disclosure or production.
D. Upon termination of this Agreement, each party must return to the other any confidential information or data received from the disclosing party providing such confidential information or data is still in the recipient’s possession or control.
ARTICLE 10 RELATED AGREEMENTS
Contemporaneously with the execution of this Agreement, Copa and Gulfstream will enter into the following additional agreement(s) (“Related Agreements”):
(a) Emergency Response Program Agreement
(b) Employee Interline Travel Agreements
ARTICLE 11 ENTIRE AGREEMENT; AMENDMENTS; NOTICES; GOVERNING LAW
     11.01 ENTIRE AGREEMENT AND AMENDMENTS
This Agreement, all accompanying Exhibits and Related Agreements represent the entire agreement between the parties hereto except to the extent any provision thereof is stated to survive termination or expiration of the same, supersedes and replaces all prior understandings, oral or written, relating thereto or to the subject matter of this Agreement. This Agreement shall not be modified or amended in any manner except by an instrument in writing, executed by the duly authorized officers of each party.
     11.02 NOTICE AND GOVERNING LAW
(a)	Any and all notices, approvals or demands required or permitted to be given under this Agreement shall be sufficient if sent by certified or registered mail, postage prepaid, or if sent by courier or overnight delivery service,

If addressed to Copa:

Director of Alliances Compania Panamenia de Aviacion, S.A. Avenida Justo Arosemena y Calle 39 P.O. Box 1572 Panama 1, Panama

And if to Gulfstream, addressed to:

President Gulfstream International Airlines, Inc. 1815 Griffin Road, Suite 400 Dania, FL 33004

Or to such other addresses as either party may hereafter specify by notice as provided herein.

(b)	This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, USA.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be entered into and signed by their proper officers hereunto duly authorized as of the day and year first above written.

GULFSTREAM INTERNATIONAL		COMPANIA PANAMENIA DE
AIRLINES, INC.		AVIACION, S.A.

By:	/s/ David Hackett	By:	/s/ Pedro Heilbron

Name:	David Hackett	Name:	Pedro Heilbron

Title:	President	Title:	CEO

EXHIBIT A — COPA MARKS
COPA AIRLINES CORPORATE SYMBOL

EXHIBIT B — SHARED CODE SEGMENTS
Subject to conditions specified elsewhere in the Agreement, Gulfstream will operate service between:
[*]
Cities may be added or deleted subject to the terms of this Agreement
*       *       *

EXHIBIT C — DIVISION OF PASSENGER REVENUE
Revenue for joint Copa / Gulfstream itineraries (tickets issued on or after December 1, 1999) under this Agreement shall be divided as follows for all purposes.
1. REVENUE SPLIT (CM or 3M Ticket Stock)
a)	Any published domestic or international through fare, exclusive of security surcharges, other airport fees and taxes, (“Passenger Fare”) for air travel on both Gulfstream and COPA which is ticketed on CM/CM* or CO*/CO* flights shall be prorated according to the industry standard ACH/IATA methodology less [*] percent. The residue/difference between the Passenger Fare [ATBP] and Copa’s calculated prorate share shall accrue to Gulfstream. CO*/CO* means that the flight are operated by CM (CO*) and 3M (CO*) marketed with the published CO fare.

b)	Minimum compensation to Gulfstream under 1(a) shall be $[*] for segments flown with the state of Florida and $[*] for all other segments.

c)	Maximum compensation to Gulfstream under 1(a) shall be $[*] for all segments.

d)	Where a portion of any travel is on a carrier(s) in addition to COPA and Gulfstream, settlement with such other carrier(s) will be in accordance with:
(1)	The ACH manual of procedure for domestic transportation, or

(2)	The IATA Revenue Accounting Manual procedures and the Airline Proration Directory.
The balance of the Passenger Fare remaining following settlement with such carrier(s) (“Residual Amount”) will be divided between COPA and Gulfstream according to the formula in 1(a) above and subject to the Minimums and Maximum under 1(b) and 1(c).
2. OAL TICKET STOCK WITH A CM* FLIGHT NUMBER
     Tickets will be handled according to standard ACH/IATA procedures.
3. GENERAL
A.	PRORATION METHOD
The prorate amounts for the Feeder Airports will be settled net of the federal transportation tax, but are subject to reduction for any related credit card discounts, travel agent discounts, and for the standard travel agent commission under applicable ATA and IATA Agreements or Net Ticketing Agreements and for the purchase of a Copa ticket in conjunction with an amenity coupon. No other discounts or reductions to the above prorates will apply.

B.	ZERO VALUE TICKET COUPONS

Except as may be otherwise stated in this Agreement, in the event Gulfstream lifts a ticket coupon of zero value, settlement for said coupon will be zero value to Gulfstream. As used herein, “zero value coupon” means any ticket for which no revenue was or will be collected, including but not limited to gratis tickets, Aviators Award tickets, ID 100 tickets and the like.

C.	REDUCED RATE INDUSTRY TRAVEL

Except for coupons covered under paragraph B, in the event that Gulfstream lifts a reduced rate coupon, the minimum compensation to Gulfstream shall be $[*].

D.	SURCHARGES

Each carrier shall receive their respective fuel and/or security charges as filed with ATPCO under the CM/CM* designator.